CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Registration Statement on Form N-1A of the Forum Funds and to the use of our report dated May 30, 2014 on the financial statements and financial highlights of Merk Hard Currency Fund, Merk Asian Currency Fund, Merk Absolute Return Currency Fund, and Merk Currency Enhanced U.S. Equity Fund, each a series of shares of beneficial interest in the Forum Funds.  Such financial statements and financial highlights appear in the March 31, 2014 Annual Report to Shareholders which is incorporated by reference into the Statement of Additional Information.

BBD, LLP

Philadelphia, Pennsylvania

July 22, 2014